Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT (this “Amendment”), to the Agreement and Plan of Merger, dated as of August 7, 2019 (the “Merger Agreement”), by and among Liberty Tax, Inc. a Delaware corporation (now known as Franchise Group, Inc.) (“Parent”), Valor Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Vitamin Shoppe, Inc., a Delaware corporation (the “Company”), is dated as of November 11, 2019. Each capitalized term used and not defined herein shall have the meaning assigned to it in the Merger Agreement.

WHEREAS, each of the Parties desire to amend the Merger Agreement as set forth herein in accordance with Section 9.15 of the Merger Agreement.

NOW THEREFORE, in consideration of the terms and conditions contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1.     Amendment to Recitals. The first recital of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, the Parties intend that, subject to the terms and conditions hereinafter set forth, the Company shall merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company in the Merger, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”);”

Section 2.     Amendment to Section 2.1 of the Merger Agreement. Section 2.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA, at the Effective Time, (a) the Company will be merged with and into Merger Sub; (b) the separate corporate existence of the Company will thereupon cease; and (c) Merger Sub will continue as the surviving company of the Merger and as a wholly owned Subsidiary of Parent. Merger Sub, as the surviving company of the Merger, is sometimes referred to herein as the “Surviving Company.” The Company agrees to consider in good faith changes to the characteristics of any Subsidiaries of the Company proposed by Parent that would result in material tax efficiencies for Parent, provided that the Company shall have no obligation to implement any such changes.”

Section 3.                Amendment to Section 2.5 of the Merger Agreement.

(a)               Section 2.5(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Certificate of Formation. At the Effective Time, subject to the provisions of Section 6.10(a), the certificate of formation of Merger Sub as in effect immediately prior to the Merger shall be the certificate of formation of the Surviving Company until thereafter changed or amended as provided therein or in accordance with the applicable provisions of the DLLCA.”

(b) Section 2.5(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Limited Liability Company Agreement. At the Effective Time, subject to the provisions of Section 6.10(a), the limited liability company agreement of Merger Sub as in effect immediately prior to the Merger shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or in accordance with the applicable provisions of the DLLCA.”

Section 4.                Amendment to Section 2.6 of the Merger Agreement.

(a)               Section 2.6(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Managers. At the Effective Time, the manager(s) of Merger Sub as of immediately prior to the Effective Time will become the manager(s) of the Surviving Company, each to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Company and by applicable Law.”

(b)               Section 2.6(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earliest of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the limited liability company agreement of the Surviving Company and applicable Law.”

Section 5.                Amendment to Section 2.7 of the Merger Agreement.

(a)               Section 2.7(a)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding;”

(b)               Section 2.7(a)(iv) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“each share of Company Common Stock that is owned by any direct or indirect wholly-owned Subsidiary of the Company or Parent (other than Merger Sub) as of immediately prior to the Effective Time (collectively, the “Converted Company Shares”) will automatically be converted into such number of limited liability company interests of the Surviving Company that represents the same relative economic ownership as such Company Common Stock represented prior to the Merger.”

Section 6.                Amendment to Section 2.12 of the Merger Agreement. Section 2.12 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Required Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Company will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any applicable state, local or non-U.S. Tax Law; provided that if any amounts are deducted or withheld from the Per Share Price payable by Parent (or the Paying Agent or the Surviving Company) to the holders of shares of Company Common Stock pursuant hereto, then, solely to the extent such deduction or withholding would not have applied had the Merger been consummated in accordance with the Merger Agreement without giving effect to this Amendment, the aggregate consideration payable by Parent pursuant hereto shall be increased as necessary so that after such deduction or withholding has been made (including any deductions or withholdings applicable to additional sums payable under this clause) the holders of shares of Company Common Stock receive an amount per share equal to the Per Share Price as if no such deduction or withholding had been made. Subject to the proviso in the preceding sentence, to the extent that amounts are so deducted or withheld in accordance with the preceding sentence and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. To the knowledge of Parent, no amounts are expected to be deducted or withheld from the Per Share Price payable by Parent (or the Paying Agent or the Surviving Company) to the holders of shares of Company Common Stock pursuant hereto that would not have been deducted or withheld had the Merger been consummated in accordance with the Merger Agreement without giving effect to this Amendment.”

Section 7.                Amendment to Usage of Defined Term. The Merger Agreement is hereby amended by replacing each reference therein to the “Surviving Corporation” with a reference to the “Surviving Company”.

Section 8.                Effect on Merger Agreement. The foregoing amendment and agreement are given solely in respect of the transactions described herein. Except as expressly set forth herein, all of the terms, conditions, obligations, covenants and agreements of the Merger Agreement shall continue in full force and effect after the execution of this Amendment, and shall not be in any way amended, changed, modified or superseded by the terms set forth herein. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby, including for purposes of Section 9.5 of the Merger Agreement. In furtherance and not in limitation of the foregoing, each of Parent and Merger Sub agrees that in no event will:

(a)               in each case, in connection with, arising out of or resulting from this Amendment, the Company be required to:

(i)     amend, change, modify or update the Company Disclosure Letter;

(ii)  except with respect to any internal Company approvals required to approve and authorize this Amendment, obtain any consent, waiver, approval, order or authorization; or

(iii)            except with respect to any filings required to be made with the SEC with respect to this Amendment, make any registration, declaration or filing;

(b)               (i) this Amendment or anything relating to, arising out of or resulting from this Amendment be taken into account for purposes of determining whether or not any (A) condition set forth in Article VII of the Merger Agreement has been satisfied or (B) right of termination has arisen under Article VIII of the Merger Agreement or (ii) any Effect relating to, arising out of or resulting from this Amendment (in each case, by itself or when aggregated with any other Effect) be deemed to be or constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur; or

(c)               this Amendment or anything relating to, arising out of or resulting from this Amendment give rise to any liability of the Company or any Subsidiary of the Company.

Notwithstanding anything to the contrary in this Amendment, the date of the Merger Agreement, as amended hereby, will in all instances remain as August 7, 2019, and references in the Merger Agreement to “the date first written above,” “the date of this Agreement,” “the date hereof” and similar references will continue to refer to August 7, 2019.

Section 9.                Miscellaneous. The provisions of Section 1.3 and Article IX of the Merger Agreement are incorporated by reference into this Amendment and shall apply mutatis mutandis to this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

FRANCHISE GROUP, INC. (formerly known as Liberty Tax, Inc.)

By: /s/ Brian R. Kahn

       Name: Brian R. Kahn

       Title: President and Chief Executive Officer

VALOR ACQUISITION, LLC

By: /s/ Brian R. Kahn

       Name: Brian R. Kahn

       Title: Authorized Person

[Signature Page to First Amendment to Merger Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

VITAMIN SHOPPE, INC.

By: /s/ David Kastin

       Name: David Kastin

       Title: Senior Vice President, General Counsel

[Signature Page to First Amendment to Merger Agreement]